Exhibit 10.41
June 25, 2008
Mr. Fritz Hirsch
c/o Sassy, Inc.
2101 Waukegan Road, Suite 203
Bannockburn, IL 600015
Dear Fritz:
     This letter serves to confirm the terms and conditions of your continuing employment as President of Sassy, Inc. (“Sassy”), a wholly-owned subsidiary of Russ Berrie and Company, Inc. (“RUSS”). Please be advised of the following elements of compensation:
     1. BASE COMPENSATION. Your base salary, effective January 1, 2008, will be at an annual rate of $390,000 and will be payable bi-weekly in accordance with Sassy’s normal payroll practices.
     2. INCENTIVE COMPENSATION. Your 2008 incentive compensation (bonus) program (the “IC Plan”), and eligibility therefor, is set forth on Exhibit A attached hereto and incorporated herein. Your performance targets under the IC Plan will be established annually by the Compensation Committee of the Board of Directors of RUSS, in consultation with the CEO of RUSS and you.
     3. STOCK OPTIONS. The possible issuance of equity awards in 2008 has not yet been specifically determined. However, when such determination is made and approved by the Compensation Committee of RUSS’ Board of Directors, you will be considered for a grant of equity at the level of other senior executives at RUSS who will be considered for such grant. The options will be granted under and pursuant to the Company’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan or a successor plan. Possible future grants of equity awards shall be at the sole discretion of the Compensation Committee of the Board of Directors of RUSS.
     4. BENEFITS. You will continue to be eligible to participate in Sassy’s pension, life insurance, hospitalization, major medical and other employee benefit plans to which you have heretofore been eligible and their successor and/or replacement plans (to the extent that they continue to be offered to eligible employees). You shall also be eligible for any new or enhanced employee benefit plans generally applicable to senior executives of Sassy that are approved by the Compensation Committee of RUSS in the future.

     5. VACATION. You will continue to be eligible for four weeks paid vacation per year in accordance with Sassy’s policies. You will also continue to be entitled to the paid holidays and other paid leave set forth in Sassy’s policies.
     6. COMPANY CAR. You will continue to be entitled to the benefit of Sassy’s lease of an Audi A6. Upon the expiration of that lease, you shall be entitled to the same level of benefits relating to the same or similar lease of an automobile on your behalf.
     7. SEVERANCE. In the event that your employment with Sassy is terminated for reason other than Cause (as defined in RUSS’ Change-in-Control Severance Plan) or your own voluntary resignation, then you will be eligible to receive severance in accordance with RUSS’ Severance Plan for Domestic Vice Presidents (and Above) (the “VP Policy”) in accordance with at least such VP Policy’s current terms and provisions, as further supplemented and revised below, for a period equal to the longer of (i) the period ending December 31, 2009 or (ii) the period ending twelve months from the date of termination. A copy of the VP Policy is attached hereto as Exhibit B. References in the VP Policy to “Company” shall be read as references to “Sassy” and references to the “severance payments” or “severance period” shall be read as references to the severance period as modified hereby. By way of supplement to the VP Policy, should you obtain gainful employment during the severance period and that employment is at a base compensation rate less than your severance compensation rate, then you shall be entitled to the difference between those rates until the earlier of (i) the end of the severance period, and (ii) your obtaining gainful employment at a base compensation rate that is not less than the severance compensation rate. By way of revision to the VP Policy, you shall be entitled to the benefits of a company car (described under paragraph 6 of the Employment Agreement) for the duration of the severance period. Also by way of revision to the VP Policy, you shall be entitled to the benefits of the VP Policy in the event that you terminate your employment for “Good Reason,” as such term is defined in the RUSS Change in Control Severance Plan (the “CIC Plan”); provided, that requiring you to travel to Sassy’s Michigan office or other offices maintained by RUSS (or other domestic or international travel incident to your employment) on a regular basis shall not be considered Good Reason; and provided, further, that changes in your reporting structure outside of the Sassy organization shall not trigger clause (A) of such definition. In addition, you are currently eligible to participate in the CIC Plan, a copy of which is attached hereto as Exhibit C. The parties acknowledge that RUSS intends to amend the VP Policy and the CIC Plan during 2008 to bring such plans into compliance with the provisions of Section 409A of the Internal Revenue Code. RUSS acknowledges that any such amendments will not be intended to reduce the dollar value of your potential benefits under such plans.
     8. TERM. The term of your employment will be for the period ending December 31, 2009. For the avoidance of doubt, the expiration of the term set forth herein will not affect your rights to severance, which shall be governed by the provisions of paragraph 7 above. In the event that Sassy elects not to renew this Agreement beyond the expiration of the term hereof (other than for Cause), such election shall be deemed to be a termination without cause, and you shall be entitled to the severance set forth in paragraph 7 above.

     9. CONFIDENTIALITY. You shall, during and after your employment by Sassy and except in connection with performing services on behalf of (or for the benefit of) Sassy or any of its parents, subsidiaries or affiliates (the “Employer Group”), keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Employer Group, its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents including, without limitation, trade secrets, business strategies and operations, customer lists, manufacturers, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law. Notwithstanding the foregoing, nothing in this Agreement or elsewhere shall prohibit you from making any statement or disclosure (i) to the extent required by law; (ii) to the extent required by subpoena or other legal process (upon receipt of which you shall immediately give Sassy and RUSS written notice thereof in order to afford the same an opportunity to contest such disclosure); (iii) with the Employer Group ‘s prior written consent; or (iv) in confidence to an attorney for the purpose of obtaining legal advice. Upon termination of your employment with Sassy, you shall return to Sassy all confidential, proprietary and non-public materials, and any other property of Sassy or the Employer Group, in your possession.
     10. NON-COMPETE; NONSOLICITATION. You agree that during your employment by Sassy and for a period thereafter during which you receive any severance payments hereunder (the “Post-Employment Period”), you shall not, directly or indirectly, engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, fiduciary, consultant or otherwise), with or without compensation, any business whose products or activities compete in whole or in part with the products or activities of any member of the Employer Group anywhere within the United States or in any other jurisdiction in which any member of the Employer Group offers products for sale, provided, however, that you may purchase or otherwise acquire up to (but not more than) two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. You also agree that during the Post-Employment Period, you shall not, directly or indirectly, solicit the employment or retention of (or attempt, directly or indirectly, to solicit the employment or retention of or participate in or arrange the solicitation of the employment or retention of) any person who is to your knowledge then employed or retained by any member of the Employer Group.
     11. NONDISPARAGEMENT. You shall, after your employment with Sassy has terminated, refrain from any action that could reasonably be expected to harm the reputation or goodwill of any member of the Employer Group and any shareholder holding more than 5% of any such member’s voting securities, including, without limitation, making derogatory comments about the character or ability of any directors, officers, employees, shareholders, agents or representatives of any member of the Employer Group. Each member of the Employer Group shall, after your employment with Sassy has terminated, refrain from any action that could reasonably be expected to harm your reputation, including, without limitation, making derogatory comments about your character or ability.
     12. REMEDY FOR BREACH AND MODIFICATION. You acknowledge that the provisions of this Agreement are reasonable and necessary for the protection of the Employer Group and that the Employer Group may be irreparably damaged if these provisions are not specifically enforced. Accordingly, you agrees that, in addition to any other relief or remedies available to the Employer Group, the Employer Group shall be entitled to seek appropriate temporary, preliminary and permanent injunctive or other equitable relief for the purposes of restraining you from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. In addition, notwithstanding any provision in this Agreement to the contrary, if you breach any of the provisions of Sections 9, 10 or 11 of this Agreement at any time and such breach is either (x) willful and not inconsequential or (y) in a material respect and not cured promptly after notice from the Employer Group, you shall not thereafter be entitled to any payments or benefits under this Agreement or any severance program.
     13. SEVERABILITY. If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.
     14. EXPENSES. Each of Sassy and you shall bear its own expenses for the preparation and negotiation of this Agreement, provided that Sassy shall reimburse you for your legal fees with respect to this Agreement up to a maximum of $10,000.
     Sassy and RUSS reserve the right to change or modify these programs. Subject to paragraph 9 above, employment with Sassy and/or RUSS is considered “at-will” and does not represent a specific guarantee.

Very truly yours,

/s/ Bruce G. Crain

Bruce G. Crain
President and CEO
ACCEPTED AND AGREED:

/s/ Fritz Hirsch Fritz Hirsch

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